Exhibit 5.1
[Kilpatrick Stockton LLP Letterhead]
June 21, 2007
Reynolds American Inc.
   and the Guarantors Listed on Schedule I hereto
401 North Main Street
Winston-Salem, North Carolina 27102

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Reynolds American Inc., a North Carolina corporation (“RAI”), and the subsidiaries of RAI listed on Schedule I hereto (collectively, the “Guarantors”), in connection with the public offering and sale by RAI of (i) $400,000,000 aggregate principal amount of Floating Rate Senior Secured Notes due 2011, (ii) $700,000,000 aggregate principal amount of 6.750% Senior Secured Notes due 2017 and (iii) $450,000,000 aggregate principal amount of 7.250% Senior Secured Notes due 2037 (collectively, the “Notes”) and the related guarantee thereof by each of the Guarantors (the “Guarantees”). The Notes will be issued pursuant to an indenture dated as of May 31, 2006, among RAI, as issuer, the Guarantors, as guarantors, and The Bank of New York, as trustee, as amended by a first supplemental indenture dated as of September 30, 2006 (as amended, the “2006 Indenture”). The Guarantees are contained in the Indenture. The offer and sale of Notes and the Guarantees have been registered pursuant to the Company’s Registration Statement on Form S-3 (333-143827) (the “Registration Statement”). RAI and the Guarantors have entered into an Underwriting Agreement dated as of June 18, 2007, by and among RAI, the Guarantors, J.P. Morgan Securities Inc., Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc., for themselves and on behalf of the Underwriters listed on Schedule 2 thereto (as amended, the “Underwriting Agreement”), relating to the sale of the Notes and the Guarantees. Capitalized terms not defined herein shall have such meaning as set forth in the Underwriting Agreement
     In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such records, certificates of corporate officers and government officials, instruments and other documents, as we have deemed necessary or appropriate for purposes of this opinion. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of RAI, the Guarantors and others, without independent verification of their accuracy.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed,

Reynolds American Inc.
June 21, 2007

facsimile, electronic or photostatic copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto (other than RAI and the Guarantors) had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.
     In rendering our opinions below, we have also assumed that: (i) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the 2006 Indenture; (ii) the 2006 Indenture has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms; (iii) the Trustee is in compliance, generally and with respect to acting as a trustee under the 2006 Indenture, with all applicable laws and regulations; (iv) the Trustee had and has the requisite organizational and legal power and authority to perform its obligations under the 2006 Indenture; and (v) the Debt Securities (which include any Guarantees) will be duly authenticated by the Trustee in the manner provided in the 2006 Indenture.
     Subject to the foregoing and other matters set forth herein, it is our opinion that as of the date hereof:
     1. The Notes have been authorized by all necessary corporate action on the part of RAI and, when executed by RAI and authenticated by the Trustee in accordance with the provisions of the 2006 Indenture and delivered and paid for as provided in the Underwriting Agreement, will be legal, valid and binding obligations of RAI, enforceable against RAI in accordance with their terms.
     2. The Guarantee of each Guarantor has been authorized by all necessary corporate or limited liability company action, as the case may be, on the part of such Guarantor and, when the Notes are executed by RAI and authenticated by the Trustee in accordance with the provisions of the 2006 Indenture and issued and delivered in the manner described in the Registration Statement, the Guarantee of each Guarantor will be the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.
     We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the General Corporation Law of the State of Delaware (and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law), the Delaware Limited Liability Company Act, the laws of the State of North Carolina and the laws of the State of New York. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.
     For purposes of the opinion expressed in paragraph 2 above, we have relied upon the opinion of counsel for Santa Fe Natural Tobacco Company, Inc., with respect to matters

Reynolds American Inc.
June 21, 2007

governed by the laws of the State of New Mexico, a copy of which has been filed as Exhibit 5.2 to RAI’s Current Report on Form 8-K, dated June 22, 2007, which is incorporated by reference in the Registration Statement.
     Our opinions set forth above are subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and (ii) general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith fair dealing and reasonableness in the interpretation and enforcement of contracts and the discretion of the court before which any proceeding may be brought, and the application of such principles to limit the availability of equitable remedies such as specific performance.
     This opinion has been prepared for your use in connection with the offer and sale of the Notes and the Guarantees pursuant to the registration requirements of the Securities Act of 1933, as amended. We consent to your filing this opinion as an exhibit to RAI’s Current Report on Form 8-K, dated June 22, 2007, which is incorporated by reference in the Registration Statement, to the reference to our firm contained under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ KILPATRICK STOCKTON LLP

SCHEDULE I

Conwood Company, LLC	R. J. Reynolds Global Products, Inc.
813 Ridge Lake Boulevard, Suite 100	401 North Main Street
Memphis, TN 38119	Winston-Salem, NC 27101

Conwood Holdings, Inc.	R. J. Reynolds Tobacco Co.
401 North Main Street	401 North Main Street
Winston-Salem, NC 27101	Winston-Salem, NC 27101

Conwood Sales Co., LLC	R. J. Reynolds Tobacco Company
813 Ridge Lake Boulevard, Suite 100	401 North Main Street
Memphis, TN 38119	Winston-Salem, NC 27101

FHS, Inc.	R.J. Reynolds Tobacco Holdings, Inc.
1007 North Orange Street, Suite 1402	401 North Main Street
Wilmington, DE 19801	Winston-Salem, NC 27101

GMB, Inc.	Rosswil LLC
Jefferson Square, Suite 10	813 Ridge Lake Boulevard
153 Jefferson Church Road	Memphis, TN 38120
King, NC 27021

Lane, Limited	Santa Fe Natural Tobacco Company, Inc.
2280 Mountain Industrial Blvd.	1 Plaza La Prensa
Tucker, GA 30084	Santa Fe, NM 87507

RJR Acquisition Corp.	Scott Tobacco LLC
1007 North Orange Street, Suite 1402	939 Adams St.
Wilmington, DE 19801	Bowling Green, KY 42101

RJR Packaging, LLC
401 North Main Street
Winston-Salem, NC 27101